As filed with the Securities and Exchange Commission on June 23, 2009
Registration No. 333-158072

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
PROVIDENT BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	52-1518642 (IRS Employer Identification No.)

c/o First Empire State Holding Company One M&T Plaza, Buffalo, NY (Address of Principal Executive Offices)	14203 (Zip Code)
Brian R. Yoshida
Assistant Secretary
c/o First Empire State Holding Company
One M&T Plaza Buffalo, NY 14203
(Name and address of agent for service)

(716) 842-5445
(Telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.
     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
          This Post-Effective Amendment relates to the following Registration Statement filed by Provident Bankshares Corporation (“Provident”) on Form S-3 (the “Registration Statement”):
Registration Statement 333-158072, pertaining to the registration of (1) 151,500 shares of Fixed Rate Cumulative Perpetual Preferred, Series B, par value $1.00 per share (the “Provident Series B Preferred”); (2) a Warrant (the “Warrant”) to purchase 2,374,608 shares of Provident common stock, par value $1.00 per share ) (“Provident Common Stock”), and (3) 2,374,608 shares of Provident Common Stock, which was filed with the Securities and Exchange Commission on March 17, 2009.
          Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 18, 2008, by and among Provident, M&T Bank Corporation (“M&T”), and First Empire State Holding Company, a Maryland corporation and wholly-owned subsidiary of M&T, (“Merger Sub”), Provident merged with and into Merger Sub, with Provident ceasing to exist and Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of M&T (the “Merger”). The Merger became effective at 12:01 a.m., Eastern Standard Time, on May 23, 2009 (the “Effective Time”).
          At the Effective Time, (1) each outstanding share of Provident Common Stock, other than shares of Provident Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by M&T, Provident or a subsidiary of either, was cancelled and automatically converted into the right to receive 0.171625 fully paid and nonassessable shares of M&T common stock, par value $0.50 per share; (2) each outstanding share of Provident Series B Preferred was cancelled and converted into the right to receive one share of Series C Fixed Rate Cumulative Perpetual Preferred Stock of M&T; and (3) the Warrant was assumed by M&T and converted into the right to receive the requisite number of shares of M&T common stock, as adjusted.
          As a result of the Merger, Provident has terminated the offering of securities pursuant to the above referenced Registration Statement. Accordingly, pursuant to the undertakings contained in such Registration Statement to remove from registration, by means of a Post-Effective Amendment, any of the securities being registered which remain unsold at the termination of the offering, Merger Sub (successor issuer to Provident) is filing this Post-Effective Amendment to the Registration Statement to deregister all the securities of Provident Common Stock that remain unsold, if any, hereunder as of the date hereof. As a result of this deregistration, no such securities remain registered for resale pursuant to the Registration Statement.

SIGNATURES

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, Merger Sub (as successor to Provident Bankshares Corporation) certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on June 23, 2009.

First Empire State Holding Company (as successor to Provident Bankshares Corporation)
By:	/s/ Brian R. Yoshida
	Name:	Brian R. Yoshida
	Title:	Assistant Secretary

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark J. Czarnecki Mark J. Czarnecki	President and Director (Principal Executive Officer and Director)	June 23, 2009

/s/ René F. Jones René F. Jones	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer, Principal Accounting Officer and Director)	June 23, 2009